February 23, 2017

Principal Variable Contracts Funds, Inc.
Des Moines, IA 50392-0200

RE:	Principal Variable Contracts Funds, Inc.
Post-Effective Amendment No. 108 to Registration Statement on Form N-1A
File Numbers 002-35570, 811-01944

I am familiar with the organization of Principal Variable Contracts Funds, Inc. (the "Fund") under the laws of the State of Maryland and have reviewed the above-referenced Registration Statement Amendment No. 108 (the "Registration Statement") filed with the Securities and Exchange Commission relating to the offer and sale of an indefinite number of shares of the Fund's Common Stock (the "Shares"). Based upon such review as I have deemed necessary, I am of the opinion that the Fund's shares proposed to be sold pursuant to Post-Effective Amendment No. 108 to the Registration Statement, when the amendment becomes effective, will have been validly authorized and, when sold in accordance with the terms of the amendment and the requirements of federal and state law, will have been legally issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Britney L. Schnathorst

Britney L. Schnathorst
Assistant Counsel, Registrant

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